                                   APPENDIX I

                            UNITED STATES OF AMERICA
                         BEFORE FEDERAL TRADE COMMISSION

------------------------------------------
                                         )
    In the Matter of                     )
                                         )
JITNEY-JUNGLE STORES OF AMERICA, INC.,   )
    a corporation;                       )
                                         )
BRUCKMANN, ROSSER, SHERRILL & CO., L.P., )
    a limited partnership;               )         File No. 971-0093
                                         )
DELTA ACQUISITION CORPORATION,           )
    a corporation; and                   )
                                         )
DELCHAMPS, INC.,                         )
    a corporation.                       )
                                         )
------------------------------------------

                         ASSET MAINTENANCE AGREEMENT

    This Asset Maintenance Agreement ("Agreement") is by and between Jitney-Jungle Stores of America, Inc. ("Jitney-Jungle"), a corporation organized, existing, and doing business under and by virtue of the laws of the State of Mississippi, with its office and principal place of business located at 1770 Ellis Avenue, Suite 200, Jackson, Mississippi 39204; Bruckmann, Rosser, Sherrill & Co., L.P. ("Bruckman"), a limited partnership organized, existing, and doing business under and by virtue of the laws of the State of Delaware, with its office and principal place of business located at Two Greenwich Plaza, Greenwich, Connecticut 06830; Delta Acquisition Corporation ("Delta"), a corporation organized, existing, and doing business under and by virtue of the laws of the State of Alabama, with its office and principal place of business

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Asset Maintenance Agreement                                         Page 2 of 9

located at c/o Jitney-Jungle Stores of America, Inc., 1770 Ellis Avenue,
Suite 200, Jackson, Mississippi 39204; Delchamps, Inc. ("Delchamps"), a corporation organized, existing, and doing business under and by virtue of the laws of the State of Alabama, with its office and principal place of business located at 305 Delchamps Drive, Mobile, Alabama 36602 (collectively "Proposed Respondents"); and the Federal Trade Commission ("Commission"), an independent agency of the United States Government, established under the Federal Trade Commission Act of 1914, 15 U.S.C. Section 41, et seq. (collectively "the Parties").

                                   PREMISES

    WHEREAS, Jitney-Jungle, of which a majority of the voting securities are owned by Bruckmann, and Delta, a wholly-owned subsidiary of Jitney-Jungle, pursuant to an Agreement and Plan of Merger dated July 8, 1997, agreed to acquire all of the outstanding stock of Delchamps (hereinafter "the proposed Acquisition"); and

    WHEREAS, the Commission is now investigating the proposed Acquisition to determine if it would violate any of the statutes the Commission enforces; and

    WHEREAS, if the Commission accepts the attached Agreement Containing Consent Order ("Consent Order"), the Commission is required to place it on the public record for a period of sixty (60) days for public comment and may subsequently either withdraw such acceptance or issue and serve its Complaint and its Decision and final Order in disposition of the proceeding pursuant to the provisions of Section 2.34 of the Commission's Rules; and

    WHEREAS, the Commission is concerned that if an agreement is not reached preserving the status quo ante of the Assets To Be Divested as defined in the attached Consent Order

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Asset Maintenance Agreement                                         Page 3 of 9

(hereinafter referred to as "Assets" or "Supermarket(s)") during the period prior to their divestiture, any divestiture resulting from the Consent Order or from any other administrative proceeding challenging the legality of the Acquisition might not be possible, or might produce a less than effective remedy; and

    WHEREAS, the purpose of this Agreement and of the Consent Order is to preserve the Assets pending their divestiture pursuant to the terms of the Consent Order, in order to remedy any anticompetitive effects of the proposed Acquisition; and


    WHEREAS, Proposed Respondents entering into this Agreement shall in no way be construed as an admission by Proposed Respondents that the proposed Acquisition is illegal; and


    WHEREAS, Proposed Respondents understand that no act or transaction contemplated by this Agreement shall be deemed immune or exempt from the provisions of the antitrust laws or the Federal Trade Commission Act by reason of anything contained in this Agreement.

    NOW, THEREFORE, in consideration of the Commission's agreement that at the time it accepts the Consent Order for public comment it will grant early termination of the Hart-Scott-Rodino waiting period, the Parties agree as follows:

                              TERMS OF AGREEMENT
                              ------------------


    1. Proposed Respondents agree to execute, and upon its issuance to be bound by, the attached Consent Order. The Parties further agree that each term defined in the attached Consent Order shall have the same meaning in this Agreement.


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Asset Maintenance Agreement                                       Page 4 of 9


    2. Proposed Respondents agree that from the date Proposed Respondents sign this Agreement until the earlier of the dates listed in subparagraphs 2.a. and 2.b., Proposed Respondents will comply with the provisions of this
Agreement:

        a. three (3) business days after the Commission withdraws its acceptance of the Consent Order pursuant to the provisions of Section 2.34 of the Commission's Rules; or

        b. the date all of the divestitures required by the Consent Order have been completed.

    3. Proposed Respondents shall maintain the viability, marketability, and competitiveness of the Assets, and shall not cause the wasting or deterioration of the Assets, nor shall they cause the Assets to be operated in a manner inconsistent with applicable laws, nor shall they sell, transfer, encumber or otherwise impair the marketability, viability, or competitiveness of the Assets. Proposed Respondents shall conduct or cause to be conducted the business of the Supermarkets in the regular and ordinary course and in accordance with past practice (including regular repair and maintenance efforts) and shall use their best efforts to preserve the existing relationships with each Supermarket's suppliers, customers, employees and others having business relations with the Supermarkets, in the ordinary course of the Supermarkets' business and in accordance with past practice. Proposed Respondents shall not terminate the operation of any Supermarket. Proposed Respondents shall continue to maintain the inventory of each Supermarket at levels and selections (e.g., stock-keeping units) consistent with those maintained by such Proposed Respondent(s) at such Supermarket in the ordinary course of business consistent with past practice. Proposed Respondents shall use best efforts to keep the


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Asset Maintenance Agreement                                       Page 5 of 9


organization and properties of each of the Supermarkets intact, including current business operations, physical facilities, working conditions, and a work force of equivalent size, training, and expertise associated with each Supermarket. Included in the above obligations, Proposed Respondents shall, without limitation:

        a. maintain operations and departments and shall not reduce hours at each Supermarket;

        b. not transfer inventory from any Supermarket other than in the ordinary course of business consistent with past practice;

        c. make any payment required to be paid under any contract or lease when due, and otherwise shall pay all liabilities and satisfy all obligations, in each case in a manner consistent with past practice;

        d.   maintain each Supermarket's books and records;

        e. not display any signs or conduct any advertising (including direct mailing, point-of-purchase coupons, etc.), that indicates that any Proposed Respondent is moving its operations to another location, or that indicates a Supermarket will close;

        f. not conduct any "going out of business," "close-out," "liquidation" or similar sales or promotions at or relating to any Supermarket;

        g. not change or modify in any material respect the existing advertising practices, programs and policies for any Supermarket, other than changes in the ordinary course of business consistent with past practice for

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Asset Maintenance Agreement                                       Page 6 of 9


             supermarkets of the Proposed Respondents not being closed or relocated; or

        h. not transfer any of the Proposed Respondents' on-site employees employed at any Supermarket on the date of this Agreement to any other supermarket or location owned or operated by any Proposed Respondent other than transfers in the ordinary course of business consistent with past practice.

    4. Should the Commission seek in any proceeding to compel Proposed Respondents to divest themselves of the Assets or to seek any other injunctive or equitable relief, Proposed Respondents shall not raise any objection based upon the expiration of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period or the fact that the Commission has not sought to enjoin the Acquisition. Proposed Respondents also waive all rights to contest the validity of this Agreement.

    5. For the purpose of determining or securing compliance with this Agreement, subject to any legally recognized privilege, and upon written request with five (5) days' notice to Proposed Respondents and to their principal office(s), Proposed Respondents shall permit any duly authorized representative or representatives of the Commission:

        a. access during the office hours of Proposed Respondents, in the presence of counsel, to inspect and copy all books, ledgers, accounts, correspondence, memoranda and other records and documents in the possession or under



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Asset Maintenance Agreement                                         Page 7 of 9

          the control of Proposed Respondents relating to compliance with this Agreement; and

     b. to interview officers or employees of Proposed Respondents, who may have counsel present, regarding any such matters.

6. This Agreement shall not be binding on the Commission until approved by the Commission.

     Signed this 5th day of September, 1997.

JITNEY-JUNGLE CORPORATION OF AMERICA, INC., a corporation


By : /S/ Michael E. Julian
     -------------------------------
     Michael E. Julian
     Chief Executive Officer and President


     /S/ R. Barry Cannada
     -------------------------------
     R. Barry Cannada, Esq.
     Butler, Snow, O'Mara, Stevens & Cannada, PLLC
     Counsel for Jitney-Jungle Stores of America, Inc.


     /S/ Stephen A. Stack, Jr.
     -------------------------------
     Stephen A. Stack, Jr., Esq.
     Dechert Price & Rhoads
     Counsel for Jitney-Jungle Stores of America, Inc.


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Asset Maintenance Agreement                                          Page 8 of 9

BRUCKMANN, ROSSER, SHERRILL & CO., L.P., a limited partnership



By:  /S/ Harold O. Rosser, II
     -------------------------------
     Harold O. Rosser, II
     Managing Director


     /S/ Stephen A. Stack, Jr.
     -------------------------------
     Stephen A. Stack, Jr., Esq.
     Dechert Price & Rhoads
     Counsel for Bruckmann, Rosser, Sherrill & Co., L.P.



DELTA ACQUISITION CORPORATION, a corporation



By:  /S/ Michael E. Julian
     -------------------------------
     Michael E. Julian
     President


     /S/ R. Barry Cannada
     -------------------------------
     R. Barry Cannada, Esq.
     Butler, Snow, O'Mara, Stevens & Cannada, PLLC
     Counsel for Delta Acquisition Corporation


     /S/ Stephen A. Stack, Jr.
     -------------------------------
     Stephen A. Stack, Jr., Esq.
     Dechert Price & Rhoads
     Counsel for Delta Acquisition Corporation


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Asset Maintenance Agreement                                         Page 9 of 9

DELCHAMPS, INC., a corporation



By:  /S/ David W. Morrow
     -------------------------------
     David W. Morrow
     Chairman of the Board and Chief Executive Officer


     /S/ Howard E. Sinor, Jr.
     -------------------------------
     Howard E. Sinor, Jr., Esq.
     Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. Counsel for Delchamps, Inc.



FEDERAL TRADE COMMISSION



By:
     -------------------------------
     Jay C. Shaffer
     Acting General Counsel